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                                                                   EXHIBIT 10.42

                             EMPLOYMENT AGREEMENT



     This Employment Agreement (this "Agreement"), is made and entered in as of the 22 day of May, 2000 in Asheville, North Carolina by and between CII
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Technologies, Inc., a North Carolina corporation (the "Company"), and John J.
Butler ("Mr. Butler").

                                    RECITALS

     A. Mr. Butler has been serving in a part time capacity as the Company's General Council since February 1, 2000 working primarily from his base in Raleigh, North Carolina.

     B. The Company wishes to have Mr. Butler perform his duties as General Council on a full time basis upon the terms and subject to the conditions set forth herein.

                                   AGREEMENT

     In consideration of the promises and the terms and conditions set forth in this Agreement, the parties agree as follows:

     1. Employment and Term. The Company agrees to employ Mr. Butler and Mr. Butler agrees to work for the Company as its General Council on a full time basis reporting directly to the CEO, Michael A. Steinback, upon the terms and subject to the conditions set forth in this Agreement beginning on July 15, 2000 until such time as this Agreement is terminated in accordance with Section 7.

     2.   Responsibilities.

          . Establish and monitor legal budgets on a divisional, corporate, and consolidated basis.
          . Monitor individual invoices for outside legal services to the Company or its subsidiaries.
          . Establish and maintain directory of approved legal counsel and outside legal counsel policies.
          . Establish and/or conduct training programs and seminars to educate key management on compliance with applicable laws.
          . Provide or arrange for the provision of legal advice to corporate management.
          . Monitor and supervise the defense or prosecution of litigation brought against or by the Company or its subsidiaries.
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          .    Serve as a corporate officer for the Company or any of its subsidiaries as the CEO and Board of Directors may deem appropriate.
          . Supervise the maintenance of corporate form, books and records for the Company and its subsidiaries.
          . Coordinate legal direction and administration primarily in the following areas:

               I.    Environmental compliance and certification
               II.   Human resources
               III.  Intellectual property
               IV.   Real estate
               V.    Insurance
               VI.   Pre/post acquisition legal activities
               VII.  Antitrust
               VIII. Geographic expansion of businesses
               IX.   Third party agreements and contracts

     3. Location. The Company agrees that Mr. Butler may continue to perform his services from Raleigh, North Carolina, either in his home office or in such other office in Raleigh as he may find at no added expense to the Company, with the Company equipment (or such replacements as the Company may in the future approve) he has already been provided and with Company provided fax, phone, and internet service and such other resources as the Company may hereafter from time to time approve. However, a minimum of 30 hours per month is to be spent working "on site" at the Company Corporate office in Asheville, North Carolina and/or other Company locations such as division facilities or operations meetings so as to maintain familiarity with appropriate personnel, policies, and activities of the Company.

     4.  Compensation.

         Annual Base Salary: $175,000.00. The Annual Base Salary shall be paid out on semi-monthly basis and may be adjusted upward form time to time at the discretion of the Board of Directors.
         Auto Allowance:  $750.00 per month.
         Discretionary Expenditure Allowance:  $16,000 per year.
         Executive Bonus Program: Participation in the Corporate Bonus Program on the same terms as similar executives and at a level that affords an opportunity to earn a bonus up to 50% of annual base salary provided the Company meets its financial, working capital and customer service objectives or such other objectives as may hereinafter be established for corporate executives such as the CEO and CFO.
         Benefits: Mr. Butler will be entitled to receive such other benefits on the same terms as they are extended to the Company's corporate executives including, but not limited to: vacation, holiday, and sick leave; life, health
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         (including dental), and disability insurance; coverage under the
         Company's D&O insurance; participation in the Company's 401K Plan.

         Stock Options: Mr. Butler is eligible to participate in the stock option plan maintained by the Company's parent, CIIT Holdings, Inc. in accordance with the directions of the Board of Directors.

         Malpractice "Tail" Insurance. The Company will reimburse Mr. Butler up to a total of $4,250 for the cost of malpractice "tail" insurance coverage relating to claims that may arise concerning his private law practice before the date he completes withdrawal from private law practice. Mr. Butler acknowledges that he will not require such malpractice "tail" insurance until he has completed his withdrawal from private law practice.

     5. Equity Investment Opportunity. The Company will provide Mr. Butler the opportunity, but not the obligation, to invest up to $50,000.00 but not less than $10,000.00 in the securities of the Company's parent consistent with the provisions of relevant securities agreements.

     6. Business Expenses. The Company will reimburse Mr. Butler for all reasonable out-of-pocket expenses incurred by him in the performance of his duties under this Agreement. Such expenses will be reimbursed upon receipt and approval of documented expense reports completed with all expense receipts consistent with the Company's travel and entertainment policy and procedures. The Company will also reimburse Mr. Butler for the cost of maintaining his license to practice law in North Carolina, including required seminar expenses and required membership in the North Carolina State Bar Association.

     7.  Termination.

         (a) By Death or Disability. This Agreement shall be terminated upon
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         Mr. Butler's death on condition that Company provided life insurance is payable to Mr. Butler's beneficiary(ies). This Agreement shall be terminated by Mr. Butler's inability to perform his duties due to mental, physical or other disability for a period of ninety consecutive business days, as determined in good faith by the Board of Directors, on condition that Company provided disability insurance is payable to Mr. Butler.

         (b) By the Company for Cause.  The Company may terminate this
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         Agreement for Cause upon giving 15 business days written notice.
         "Cause" for purposes of this Section 7(b) shall mean (i) material breach by Mr. Butler of this Agreement if the action constituting the material breach continues after receiving written notice of the breach from the Company. If the material breach is such that it may be cured within 14 days, then Cause for termination exists only if the breach has not been cured within 14 days after receiving written notice thereof; (ii) professional malpractice by Mr. Butler in the course of providing legal services to the Company which is materially and demonstrably injurious to the Company, (iii) the commission of any willful act by Mr. Butler constituting dishonesty,
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         fraud, or immoral conduct which is materially harmful to the Company or its reputation; (iv) any felony conviction of Mr. Butler; (v) any refusal by Mr. Butler to attempt in good faith to implement a clear and reasonable written directive of the CEO or Board of Directors that is not inconsistent with the terms of this Agreement.

         (c) By the Company without Cause.  This Agreement may be terminated by
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         the Company without Cause upon 30 days written notice provided, however, that the Company shall continue to provide Mr. Butler with all the Compensation he would otherwise be entitled to under this Agreement (with the exception of bonus) if he remained employed according to its terms, including Annual Base Salary, Auto Expense Allowance, Discretionary Spending Allowance, and Benefits, for a period of one year following the termination of this Agreement (the Severance Year). Mr. Butler shall not be obligated to provide the Company any services during the Severance Year. The Severance Year shall, however, be considered to be a year of employment for purposes of vesting under the Company's 401K Plan.

         (d) By Mr. Butler with Cause.  Mr. Butler may terminate this Agreement
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         for Cause upon 15 business days written notice. "Cause" for purposes of this Section 7(d) shall mean (i) the Company's failure to comply in any material respect with this Agreement; or (ii) constructive termination. "Constructive termination" shall mean (1) a reduction in Mr. Butler's Compensation including base salary, auto, and discretionary spending allowances, bonus or benefits as set forth in this Agreement; (2) a requirement not agreed to by Mr. Butler that Mr. Butler relocate from Raleigh, N. C. (without limitation any requirement that Mr. Butler work consistently more than 80 hours a month away from Raleigh, N. C. shall be considered a requirement to relocate); (3) a material change in Mr. Butler's responsibilities not agreed to by Mr. Butler. If Mr. Butler terminates this Agreement for Cause, the Company shall continue to provide Mr. Butler with all the Compensation he would otherwise be entitled to under this Agreement (with the exception of bonus) if he remained employed according to its terms, including Annual Base Salary, Auto Expense Allowance, Discretionary Expenditure Allowance, and Benefits, for a period of one year following the termination of this Agreement (the Severance Year). Mr. Butler shall not be obligated to provide the Company any services during the Severance Year. The Severance Year shall, however, be considered to be a year of employment for purposes of vesting under the Company's 401K Plan.

         (e) By Mr. Butler without Cause.  Mr. Butler may terminate this
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         Agreement without Cause upon 60 days written notice. Mr. Butler shall not be entitled to any Compensation after the termination by Mr. Butler without Cause becomes effective.